Exhibit 10.46

Trolle Advokatfirma

Advokatpartnerselskab

Vesterballevej 25

Snoghoj

7000 Fredericia

Advokat Michael Duelund

j.nr. 13-147094-BJ

Promissory Note

between	Business Across APS
CVR nr. 19302288
Hellersvej 1
4872 Idestrup
(hereinafter called the “Borrower”)

and	Ominto, Inc.
1515 S. Federal Hwy, Suite 307
Boca Raton, FL 33432
USA
(hereinafter called the “Lender”)

The Lender has in accordance with this Promissory Note (“Promissory Note”), agreed to provide the Borrower with a secured loan of USD 900.000 (the “Loan”).

The Borrower shall use all the money borrowed under this agreement to acquire newly issued shares of common stock of Ominto, Inc., 1515 S. Federal Hwy, Suite 307, Boca Raton, FL 33432, USA (the “Shares”) in accordance with that certain stock purchase agreement between Borrower and Lender dated of even date herewith. The issue price of the shares is USD 4 per share.

The Borrower shall pay interest on the loan at the rate of 3,5% per annum (“Interest Rate”). Interest shall accrue monthly and shall be payable February 14, 2017. If the Borrower fails to make any payment due under this Promissory Note, the interest rate will increase to 12% per annum from the date of nonpayment to the date of actual payment (both before and after judgment).

The Borrower shall repay the Loan in full plus any interests due calculated in accordance with this Promissory Note on February 14, 2017. The Borrower can at any time before February 14, 2017 repay the loan plus any interest due at the time of repayment.

As security for the Loan and the Borrower's obligations under this Promissory Note, the Borrower shall secure the execution and delivery of a personal guaranty (In Danish “Selvskyldnerkaution”) of the Obligations by Peter Villads Vest Hansen (the “Guarantor”) substantially in the form attached hereto as Exhibit A (the “Guaranty”).

As further security for the Loan and the Borrower's obligations in accordance with this Promissory Note, the Borrower shall secure a pledge by the Guarantor to the Lender of the mortgage deed (value DKK 6.000.000) secured on the property matr.. Nr.. 5 n Hillestrup bty, Idestrup, located Hel-lersvej 1, 5872 Idestrup, DK (the “Mortgage Deed”) and upon execution of this Promissory Note, Borrower will ensure that Guarantor will electronically confirm the pledge using his “NEM ID” on https://www.tinglysning.dk/, enabling the registration of the pledge on the Mortgage Deed.

In cases of breach of the Promissory Note by the Borrower, the Lender can immediately and without further action or judgment or notice to the Borrower demand payment in full of the Loan and all interest accrued thereon.

This Promissory Note is enforceable in accordance with the Danish Code of Civil Procedure article 478, section 1, no. 5.

If the Borrower fails to comply with this Promissory Note, the Lender is entitled to, in addition to demanding that the Loan and accrued interest and costs be paid in full immediately and without further action or judgment or notice to the Borrower:

1.	Exercise Lender's rights under the Guaranty; and/or

2.	Demand that the property in which the Mortgage Deed is registered be sold at a public auction, collect the proceeds, use the proceeds to reduce the amount due under this Promissory Note, and claim any remaining amount be paid by the Guarantor.

The parties are aware that the debt becomes obsolete 10 years after the Promissory Note is issued, but also that the limitation period is interrupted if the Borrower acknowledges the Promissory Note to the Lender or the Lender has previously made legal steps to collect the debt.

This Promissory Note and any dispute or claim (including non—contractual disputes and claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the Danish Laws.

The Parties agree that the Courts of Denmark shall have exclusive jurisdiction over any dispute or claim that arises out of, or in connection with this Promissory Note.

This Promissory Note is signed in an original version that is being kept by the Lender and a copy that is being kept by the Borrower.

13-12-2016

idestrup,

BROROWER	LENDER
Business Across ApS	Ominto, Inc.

/s/ Peder Villads Vest-Hansen	By:	/s/ Michael Hansen
Peder Villads Vest-Hansen
Managing Dirrector	Name:	Michael Hansen

	Title:	CEO

Exhibit A
Guaranty